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                     February 15, 2024

       Carey Dorman
       Executive Vice President, Chief Financial Officer
       Element Solutions Inc
       500 East Broward Boulevard
       Suite 1860
       Fort Lauderdale, Florida 33394

                                                        Re: Element Solutions
Inc
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            File No. 001-36272

       Dear Carey Dorman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services